Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX REPORTS RECORD SECOND QUARTER FINANCIAL RESULTS FOR

FISCAL 2006 AND PROVIDES EARNINGS GUIDANCE

FOR THE THIRD QUARTER

Strong performance in wireless telecommunications market drives continued growth.

Anaheim, CA, May 9, 2006 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal second quarter ended March 31, 2006, increased by 60 percent to $123.8 million from $77.4 million for the second quarter of fiscal 2005. Net income for the fiscal second quarter of 2006 increased 59 percent to $12.5 million, or $0.49 per diluted share, compared to $7.9 million, or $0.32 per diluted share, for the same period in fiscal 2005. The company’s gross margins for the second fiscal quarter were approximately 21 percent, in line with the company’s expected range of 18-22 percent.

According to Phil Harding, M-Flex’s chief executive officer, the most significant gain in revenue during the quarter resulted from a 69 percent increase in sales to the wireless sector, compared to the second quarter of fiscal 2005, driven by increased sales to its largest customer, which rose 74 percent compared to the same period in fiscal 2005. In comparison, sales to the company’s non-wireless customers increased 13 percent compared to the same period in fiscal 2005. This included sales to manufacturers of PDAs and computer/data storage equipment as well as sales to the industrial sector.

For the first six months of fiscal 2006 ended March 31, 2006, net sales increased approximately 63 percent to $263.5 million from $161.8 million, while net income increased to $29.9 million or $1.18 per diluted share, compared to $17.4 million or $0.70 per diluted share in the same period in fiscal 2005.

“M-Flex continues to achieve record growth as demand remains strong in the overall market for handset devices and with our major customer. In addition, sales to a second handset maker, which are expected to approach 10 percent of our quarterly sales in the second half of calendar 2006, continued to increase. Ramp-up with a third handset maker, which we initiated in the first quarter, continues as well,” he said.

M-Flex’s work on its camera modules designed to improve the digital imaging quality of miniaturized cameras and the pictures that can be taken with cell phones and other electronics products, as well as the company’s work with Mobility Electronics related to universal power adapters for mobile devices, are both progressing.

“We expect to begin receiving orders and move into low volume production on our camera modules toward the latter part of the current quarter, and to receive nominal revenues from this product category in fiscal 2006. During the second quarter, the company purchased the 47,000 square foot facility in Tucson, Arizona, where Aurora Optical’s design, manufacturing and administrative offices are located. This purchase had been planned since the acquisition of Aurora Optical. Our goal is to capture a portion of the emerging camera phone market, which we expect to be near 600 million shipments in 2007.

“Also, we are continuing to progress through the regulatory process and the UL testing of a first-of-a-kind product featuring M-Flex’s patented, embedded magnetics technology designed to reduce the size and increase the efficiency of chargers for mobile devices, including cell phones and notebook computers, and we currently expect to recognize revenues from these efforts in fiscal 2007 as our efforts are now focused on a high-end program which requires the UL testing as the first product to incorporate this technology,” Harding said.

According to Harding, the expansion of the company’s MFC2 manufacturing plant in Suzhou, China, is on track with the physical structure of the plant expected to be completed in mid-summer and manufacturing at the facility anticipated to begin during the first quarter of fiscal 2007. The MFC2 expansion will increase the company’s current total manufacturing space from approximately 500,000 square feet to 700,000 square feet.

In March 2006, M-Flex announced its intention to make an offer to purchase all of the issued ordinary shares of MFS Technology Ltd (“MFS”) in a voluntary general offer under Singapore law, which is similar to a tender offer in the U.S. MFS is a one-stop provider that specializes in design, prototype, production and assembly of flexible printed circuits complemented by printed circuit boards with manufacturing facilities in Singapore, Malaysia and China. MFS’ ordinary shares are listed on the Singapore Exchange Securities Trading Limited (SGX: MFS Tech), and its fiscal year 2005 revenues were S$380 million with net profit of S$35 million.

Among the key synergies M-Flex expects to result from the anticipated acquisition of MFS are:

•	Access to available capacity at MFS’ established manufacturing operations

•	Enhanced marketing and geographic presence to broaden the development and accelerate the capture of new customers

•	Reduced manufacturing costs, primarily related to materials

•	Reduced overall effective tax rate

•	Diversification into MFS’ other products and geographic markets

•	Reduced customer concentration

•	Reduced exposure to geographic concentration risks

•	Enhanced design capabilities by allowing M-Flex to tap into MFS’ Singapore design center.

In accordance with the company’s policy to provide earnings guidance for the upcoming quarter with the reporting of its quarterly financial results, Harding said that M-Flex expects its net sales for the third quarter ending June 2006, to range between $126 million and $136 million and net income for the same period of between $12.2 million and $13.6 million. Harding further announced that due to regulatory requirements in Singapore pertaining to the use of guidance during an offer period, M-Flex has concluded that it must temporarily suspend its guidance policy during the remainder of the MFS offer period. “Due to the Singaporean regulatory requirements, we will temporarily put on hold our policy of providing quarterly guidance until the offer for MFS shares is either completed or terminated. We look forward to resuming our established guidance policy as soon as possible and expect to be able to do so for the second quarter of fiscal 2007,” Harding said.

The company further announced that during the offer period, it is required under Singaporean rules to include as part of the offering documents in both Singapore and the U.S., a review report from its accounting firm, which will be also be included as part of the Quarterly Reports of Form 10-Q filed by M-Flex. The company does not intend, however, to continue to provide these review reports following the completion or termination of the MFS offer.

Conference Call

M-Flex will host a conference call at 5:30 p.m. Eastern time today to review its financial results for the second quarter of fiscal 2006 and its earnings guidance for the third quarter. The dial-in number for the call in North America is 800-811-0667 and 913-981-4901 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The web cast will be archived on the company’s website for 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) on May 9, 2006. The audio replay dial-in number for North America is 888-203-1112 and 719-457-0820 for international callers. The replay pass code is 5564463.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, net income, gross margins, operating expenses, payment terms, the company’s diversification efforts, current and upcoming programs and product mix and the material content of such programs, growth and expansion of the company’s facilities, business and markets, including in the non-wireless telecommunications sector, the growth of sales to the company’s customers and the relative size of each customer to the company, the company’s manufacturing capabilities, market opportunities, the company’s relationship and opportunities with its current and new customers, the results of the company’s research and development efforts, the release of the company’s camera cell phone modules and power adapter products, the benefits of the company’s strategies and joint ventures, the benefits and synergies that could be achieved from the company’s acquisitions, including the intention to offer to acquire the outstanding shares of MFS, the competitive advantages of the company and its customers, and expected tax rates. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “anticipate,” or similar words. Actual events or results may differ materially from the materially from those stated or implied by the company’s forward-looking statements include the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the company’s ability to successfully manage power shortages in China, the impact of competition and of technological advances, whether the company is able to make the offer to acquire the outstanding shares of MFS and the success of that offer, if made, the company’s ability to finance such offer, whether the company is able to privatize MFS if such offer is successfully made, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the second fiscal quarter ended March 31, 2006. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

M-Flex has not yet commenced any offer for the shares of MFS. The offer, if made, will be made only pursuant to a Registration Statement on Form S-4 (the “S-4”) to be filed with the U.S. Securities and Exchange Commission (“SEC”), which will contain a proxy statement with respect to the special stockholders meeting to be held by M-Flex and a prospectus/offer document with respect to the offer to be made to the shareholders of MFS. Information contained in this news release is not a substitute for the information contained in the S-4 or any other relevant document that M-Flex may file with the SEC. Stockholders and investors are urged to read the S-4 and any other relevant document filed with the SEC when they become available, and before making any voting or investment decision, because such documents will contain important information, including detailed risk factors about M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140 East Coronado Street, Anaheim, California, 92806, Attention: Investor Relations, or by telephone at (714) 573-1121, or by email to investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

M-Flex, MFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from M-Flex stockholders in connection with the proposed transaction. Information about the directors and executive officers of M-Flex and their ownership of M-Flex stock is set forth in the proxy statement for M-Flex’s 2006 Annual Meeting of Stockholders. Information about the directors and executive officers of MFS and their ownership of MFS shares is set forth in the annual report of MFS. Investors may obtain additional information regarding the interests of such participants by reading the S-4, when it becomes available.

Assumptions Made by M-Flex in Connection with the Third Quarter Net Sales and Net Income Forecasts Contained in this News Release

The third quarter net sales and net income forecasts contained in this news release have been made on bases consistent with the accounting policies normally adopted by M-Flex and are based upon a number of assumptions, including but not limited to the following:

1.	There will be no material change in the mix of products or in customer pricing from that contained in M-Flex’s backlog and customer program forecast for the third quarter (the “Third Quarter Plan”).

2.	The customer programs in the Third Quarter Plan will not be cancelled, accelerated or postponed in a manner that is materially different than anticipated in the Third Quarter Plan.

3.	There will be no material change in:

a.	the political, regulatory or legal conditions affecting M-Flex, the industry or the countries in which M-Flex operates;

b.	the prevailing bases or rates of taxation, contributions, tariffs, duties and interest rates, or the accounting principles, policies or standards, which may affect M-Flex;

c.	inflation rates or the prevailing foreign currency exchange rates applicable to M-Flex;

d.	the structure, principal activities or business practices of M-Flex, including any material cost change in the operating structure of M-Flex;

e.	warranty costs;

f.	yield attainment as compared to that expected by the Third Quarter Plan;

g.	the costs of raw materials, components or labor, or any shortage or other disruption thereof;

h.	headcount, overheads or other costs from those currently prevailing;

i.	the general economic and financial positions of M-Flex, its suppliers or its customers, including M-Flex’s ability to collect outstanding accounts receivable; and

j.	the realizable value or utility of on-hand inventories.

4.	There will be no unanticipated acquisitions or disposals of assets or subsidiaries by M-Flex.

5.	There will be no material capital expenditure or borrowings other than those anticipated.

6.	There will be no material disruption arising from industrial disputes, or the supply of labor or power, or any other causes that will affect the operations of M-Flex.

7.	There will be no requirement for material provisions to be made by M-Flex in respect of (a) any contingent liability, litigation or arbitration threatened or otherwise, abnormal bad debts or uncompleted contracts, or (b) the assets and liabilities of M-Flex.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Net sales	$123,804	$77,392	$263,537	$161,804
Cost of sales	97,783	58,873	204,144	123,442

Gross profit	26,021	18,519	59,393	38,362

Operating expenses:
Research and development	491	264	951	444
Sales and marketing	2,257	2,263	4,704	4,429
General and administrative	5,188	3,921	10,517	7,572

Total operating expenses	7,936	6,448	16,172	12,445

Operating income	18,085	12,071	43,221	25,917
Interest (income), net	(447)	(103)	(728)	(173)
Other (income), net	(13)	(91)	(54)	(62)

Income before provision for income taxes	18,545	12,265	44,003	26,152
Provision for income taxes	(5,999)	(4,370)	(14,125)	(8,787)

Net income	$12,546	$7,895	$29,878	$17,365

Net income per share:
Basic	$0.52	$0.34	$1.23	$0.74
Diluted	$0.49	$0.32	$1.18	$0.70
Shares used in computing net income per share:
Basic	24,340,350	23,468,084	24,272,902	23,368,087
Diluted	25,498,995	24,894,249	25,332,917	24,698,791

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2006	September 30, 2005
Cash, cash equivalents, short term investments and restricted cash	$51,092	$56,351
Accounts receivable, net	100,467	71,488
Inventories	50,343	44,975
Other current assets	4,705	4,768

Total current assets	206,607	177,582
Property, plant and equipment	83,151	73,652
Other assets	10,008	8,366

Total assets	$299,766	$259,600

Accounts payable	$62,570	$57,970
Other current liabilities	13,113	11,486
Other liabilities	1,069	1,103
Stockholders’ equity	223,014	189,041

Total liabilities and stockholders’ equity	$299,766	$259,600

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